Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Pre-Effective Amendment No. 1 to Registration Statement No. 333-161537 on Form S-3 of our report dated February 26, 2010 relating to the financial statements of Ohio Power Company Consolidated (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting pronouncement) appearing in and incorporated by reference in the Annual Report on Form 10-K of Ohio Power Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 26, 2010